NEWS FROM	Precision Castparts Corp.

4650 S.W. Macadam Ave. Suite 440 Portland, OR 97239	CONTACT:	Dwight Weber (503) 417-4855
Telephone (503) 417-4800	Web Site:	http://www.precast.com

PRECISION CASTPARTS CORP. MAINTAINS UPWARD SALES AND

EARNINGS TREND IN SECOND QUARTER FISCAL 2008

PORTLAND, Oregon – October 23, 2007 – Driven by strong end market positions and continued disciplined performance throughout the Company’s operations, Precision Castparts Corp. (NYSE: PCP) set new sales and earnings baselines in the second quarter of fiscal 2008.

Second Quarter Fiscal 2008 Financial Highlights

Sales from continuing operations for the second quarter of fiscal 2008 grew 31.1 percent year over year, increasing to $1,727.0 million versus sales from continuing operations of $1,317.7 million in the same period last year. Consolidated segment operating income rose 58.6 percent year over year, moving up to $368.8 million, or 21.4 percent of sales, from $232.5 million, or 17.6 percent of sales in the second quarter of fiscal 2007. Earnings per share from continuing operations in the quarter improved by 62.1 percent, setting a new high of $1.67 per share (diluted, based on 140.1 million shares outstanding) versus $1.03 per share (diluted, based on 137.3 million shares outstanding) in last year’s second quarter. Net income from continuing operations totaled $234.3 million in the quarter, compared to $142.0 million in the same quarter last year.

Including discontinued operations, net income for the quarter was $235.4 million, or $1.68 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products’ sales increased to $552.8 million in the second quarter, compared to sales of $441.0 million a year ago. The segment’s operating income grew by 34.3 percent in the quarter, rising to $130.4 million, or 23.6 percent of sales, versus $97.1 million, or 22.0 percent of sales in the second quarter of fiscal 2007. The robust aerospace cycle provided the primary impetus to the segment’s growth, both in OEM and aftermarket sales, with increasing industrial gas turbine (IGT) demand providing additional upside. To support higher aerospace and IGT production schedules going forward, Investment Cast Products will make continuing capital investments over the course of the next 12 to 15 months.

Forged Products: Total sales for the Forged Products segment improved year over year, moving up to $793.8 million in the quarter from sales of $573.2 million in the same period last year. Metal pass-through comprised approximately $88 million of sales, as compared to approximately $54 million in the same quarter last year. Operating income increased to $171.9 million, or 21.7 percent of sales in the second quarter of fiscal 2008, compared to operating income of $92.5 million, or 16.1 percent of sales, a year ago. Both a planned six-week shutdown of the 50,000-ton forging press in Grafton, Massachusetts, and brief, strike-related production inefficiencies in Houston, Texas, were negative impacts to operating income during the quarter. Forged Products enjoyed the benefits of high aerospace volumes across its sizeable fixed asset base, while also slightly accelerating its use of nickel billet transferred from its alloy operations. Non-aerospace nickel alloy sales continued their upward trajectory as well. In addition, seamless pipe sales showed no sign of slowing down, with a firm backlog of $500 million at the end of the quarter.

Fastener Products: Fastener Products grew sales by 25.3 percent year over year, with total sales of $380.4 million in the second quarter of fiscal 2008, up from sales of $303.5 million last year. The segment’s operating income improved by 46.9 percent year over year, reaching $91.5 million, or 24.1 percent of sales, this year, versus operating income of $62.3 million, or 20.5 percent of sales, in the second quarter of fiscal 2007. Vigorous aerospace sales, which include sales from the Cherry Aerospace acquisition late in fiscal 2007, increased 43 percent year over year. In addition, further near- and long-term opportunities are opening up with major airframe customers.

“Increased daily throughput and solid operational performance helped to drive growth from Q1 to Q2,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “As a result, we managed to overcome the lengthy interruption caused by preventative maintenance of our large forging presses and the extended European holidays, which normally occur in the second quarter, in addition to the non-recurring hit to operating income from the production inefficiencies related to the Houston strike.

“Extremely solid opportunities abound on the horizon,” Donegan continued. “We have positioned ourselves very well on the Boeing 787 airframe and engines, and the program continues to have solid, long-term viability for us. We are forging ahead with the capital investments necessary to support the production schedules as they ramp up through 2008 and beyond. In addition, the strength of our critical aerospace fastener business provides a growth engine to capitalize on market share opportunities now and in the future. IGT demand from OEM is accelerating, and we will be adding capital over the next year or so to meet current and future schedules. The seamless pipe backlog continues to grow, as well as non-aerospace nickel alloy sales in our Forged Products segment.

“The dynamics in all of our major end markets are very strong, and we will continue to leverage this upside to the fullest extent,” Donegan said. “The daily challenge in all of our operations is to identify what’s being left on the table and to capture those opportunities as quickly and aggressively as possible. We keep a constant focus on the details and a relentless drive for improvement every day.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets and supplies metal alloys and other materials to the casting and forging industry.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeNewswire’s website – http://www.PrimeNewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS

(In millions, except per share data)

	(unaudited) Three Months Ended		(unaudited) Six Months Ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Net sales	$1,727.0	$1,317.7	$3,387.1	$2,430.1
Cost of goods sold	1,260.8	999.4	2,475.7	1,849.0
Selling and administrative expenses	97.4	85.8	189.0	160.9
Interest expense, net	13.6	15.1	26.2	28.3

Income before income taxes and minority interest	355.2	217.4	696.2	391.9
Provision for income taxes	120.6	75.1	235.9	134.6
Minority interest in net earnings of consolidated entities	(0.3)	(0.3)	(0.6)	(0.8)

Net income from continuing operations	234.3	142.0	459.7	256.5
Income from discontinued operations	1.1	12.8	2.1	13.4

Net income	$235.4	$154.8	$461.8	$269.9

Net income per share from continuing operations - basic	$1.70	$1.05	$3.34	$1.89
Net income per share from discontinued operations - basic	0.01	0.09	0.01	0.10

	$1.71	$1.14	$3.35	$1.99

Net income per share from continuing operations - diluted	$1.67	$1.03	$3.29	$1.87
Net income per share from discontinued operations - diluted	0.01	0.10	0.01	0.10

	$1.68	$1.13	$3.30	$1.97

Average common shares outstanding:
Basic	137.9	135.5	137.7	135.4
Diluted	140.1	137.3	139.9	137.3

	(unaudited) Three Months Ended		(unaudited) Six Months Ended
	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Sales by Segment [1]
Investment Cast Products	$552.8	$441.0	$1,083.1	$869.1
Forged Products	793.8	573.2	1,549.1	958.4
Fastener Products	380.4	303.5	754.9	602.6

Total	$1,727.0	$1,317.7	$3,387.1	$2,430.1

Segment Operating Income (Loss) [2]
Investment Cast Products	$130.4	$97.1	$252.8	$189.0
Forged Products	171.9	92.5	339.4	146.4
Fastener Products	91.5	62.3	179.0	121.0
Corporate expense	(25.0)	(19.4)	(48.8)	(36.2)

Consolidated segment operating income	368.8	232.5	722.4	420.2
Interest expense, net	13.6	15.1	26.2	28.3

Income before income taxes and minority interest	$355.2	$217.4	$696.2	$391.9

[1]

During the fourth quarter of fiscal 2007, the former Industrial Products segment was integrated with the Fastener Products segment; prior periods have been restated to reflect the change in reportable segments.

[2]	Operating income represents earnings before interest and income taxes.